UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

1-5050	ALBERTO-CULVER COMPANY (a Delaware corporation)	36-2257936

2525 Armitage Avenue Melrose Park, Illinois 60160 (708) 450-3000

1-32970	NEW ARISTOTLE HOLDINGS, INC. (a Delaware corporation)	20-5196741

2525 Armitage Avenue Melrose Park, Illinois 60160 (708) 450-3000

333-136259	NEW SALLY HOLDINGS, INC. (a Delaware corporation)	20-5218701

2525 Armitage Avenue Melrose Park, Illinois 60160 (708) 450-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers.

On November 1, 2006, William W. Wirtz, who has served on the Board of Directors of Alberto-Culver Company since 1978, announced his intention to retire from the Board of Directors of Alberto-Culver Company effective November 17, 2006.

As previously announced, Alberto-Culver has entered into an agreement with CDRS Acquisition LLC, a limited liability company organized by Clayton, Dubilier & Rice Fund VII, L.P., a private investment fund managed by Clayton, Dubilier & Rice, Inc., pursuant to which Alberto-Culver will separate its Consumer Products business and its Sally/BSG Distribution business into two separate, publicly-traded companies. In connection with this transaction, Mr. Wirtz was appointed to the Board of Directors of New Sally Holdings, Inc., which will operate the Sally/BSG Distribution business following the transaction, and the Board of Directors of New Aristotle Holdings, Inc., which will operate the Consumer Products business following the transaction.

In connection with his retirement from the Board of Directors of Alberto-Culver Company, Mr. Wirtz will also be retiring from the Boards of Directors of New Aristotle Holdings, Inc. and New Sally Holdings, Inc., each effective November 17, 2006, unless, in respect of the Board of Directors of New Sally Holdings, Inc., if he has previously resigned therefrom in connection with the closing of the above-referenced transaction.

Mr. Wirtz’s retirement is not the result of any disagreements between Mr. Wirtz and any of the companies or any of their respective subsidiaries.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBERTO-CULVER COMPANY NEW ARISTOTLE HOLDINGS, INC. NEW SALLY HOLDINGS, INC.

By:	/s/ William J. Cernugel
Name:	William J. Cernugel
Title:	Senior Vice President and Chief
Financial Officer

Date: November 3, 2006

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